Exhibit 99.1

April 25, 2024	For More Information Contact:
For Immediate Release	Janet Verneuille, SEVP and CFO
(516) 671-4900, Ext. 7462

THE FIRST OF LONG ISLAND CORPORATION

REPORTS EARNINGS FOR THE FIRST QUARTER OF 2024

Melville, New York, April 25, 2024 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC, the “Company” or the “Corporation”), the parent of The First National Bank of Long Island (the “Bank”), reported net income and earnings per share for the three months ended March 31, 2024.

Analysis of First Quarter Earnings

Net income and earnings per share for the quarter ended March 31, 2024, were $4.4 million and $0.20, respectively, compared to $6.5 million and $0.29, respectively, for the comparable quarter in 2023. The principal drivers of the lower earnings were a decline in net interest income of $5.5 million, or 23.2%, and a $1.1 million credit provision for credit losses taken in the first quarter of 2023, partially offset by a loss on sales of securities of $3.5 million in the first quarter of 2023. The decline in net interest income primarily resulted from the current rate environment’s impact on the Bank’s liability sensitive balance sheet. The quarter produced a return on average assets of 0.42%, return on average equity of 4.72%, net interest margin of 1.79%, and an efficiency ratio of 76.48%.

Net interest income declined when comparing the first quarters of 2024 and 2023 due to an increase in interest expense of $11.0 million that was only partially offset by a $5.5 million increase in interest income. The cost of interest-bearing liabilities increased 151 basis points while the yield on interest-earning assets increased 52 basis points when comparing the two quarters. Also contributing to the decline in net interest income was a shift in the mix of funding as average noninterest-bearing deposits decreased $155.4 million while average interest-bearing liabilities increased $137.3 million.

Noninterest income, excluding the loss on sales of securities, increased $272,000, or 10.9%, when comparing the first quarters of 2024 and 2023. Recurring components of noninterest income including bank-owned life insurance (“BOLI”) and service charges on deposit accounts had increases of 7.7% and 11.8%, respectively. Other noninterest income increased 12.7% and included increases of $106,000 in real estate tax refunds and $52,000 in merchant card services.

Noninterest expense declined $365,000, or 2.2%, for the first quarter of 2024, as compared to the first quarter of 2023. Reductions in legal fees of $233,000, occupancy and equipment expense of $111,000 and director fees of $82,000 primarily drove the decline. These items were partially offset by an increase of $209,000 in salaries and employee benefits due to higher incentive compensation and group health costs in the current quarter.

The Bank did not record a credit loss provision in the first quarter of 2024, compared to a credit provision of $1.1 million in the prior year’s first quarter. Changes in the credit loss reserve were driven largely by net chargeoffs of $657,000. The reserve coverage ratio on March 31, 2024, was 0.88% of total loans as compared to 0.89% of total loans at December 31, 2023. Past due loans and nonaccrual loans were modest at $292,000 and $1.2 million, respectively, on March 31, 2024. Overall credit quality in the loan and investment portfolios remains strong.

Income tax expense decreased $357,000, and the effective tax rate declined from 9.1% in the first quarter of 2023 to 6.2% in the current quarter. The decline in the effective tax rate is mainly due to an increase in the percentage of pre-tax income derived from the Bank’s real estate investment trust and BOLI. The decrease in income tax expense reflects the lower effective tax rate and a decline in pre-tax income.

Analysis of Earnings – First Quarter 2024 Versus Fourth Quarter 2023

Net income for the first quarter of 2024 declined $1.6 million compared to the fourth quarter of 2023. The decrease was mainly due to a decrease in net interest income of $1.8 million, primarily due to higher cost of funds on total interest-bearing liabilities, and an increase in salaries and employee benefits of $1.9 million. Salaries and employee benefit expenses were considerably lower in the fourth quarter of 2023 as the Company fell short of established performance metrics for short-term incentive and stock-based compensation payouts. Partially offsetting these items was the fourth quarter provision for credit losses of $901,000, an increase in noninterest income of $377,000 and a reduction in the provision for off-balance sheet commitments of $227,000.

The decline in the net interest margin to 1.79% in the first quarter of 2024 from 2.00% in the fourth quarter of 2023 was largely due to the change in the mix of funding.  Average deposits decreased $100.6 million while overnight and other borrowings increased $107.7 million. The weighted average cost of $100 million of new FHLB borrowings taken during the first quarter was 4.72%, considerably more than the weighted average cost of total deposits of 2.08% during the quarter. The change in average funding mix was mainly related to decreases in average tax escrow accounts and municipal deposits.

Liquidity

Total average deposits declined by $162.6 million, or 4.7%, comparing the first quarters of 2024 to 2023, reflecting industry trends. On March 31, 2024, short term borrowings were down $70 million from year-end 2023. Long-term borrowings increased $42.5 million in the quarter to $515.0 million on March 31, 2024. The Bank had $1.1 billion in collateralized borrowing lines with the Federal Home Loan Bank of New York and the Federal Reserve Bank, as well as a $20 million unsecured line of credit with a correspondent bank. We also had $375 million in unencumbered cash and securities. In total, we had approximately $1.5 billion of available liquidity on March 31, 2024.

Capital

The Corporation’s capital position remains strong with a leverage ratio of approximately 10.0% on March 31, 2024.  Book value per share was $16.78 on March 31, 2024, versus $16.43 on March 31, 2023. The accumulated other comprehensive loss component of stockholders’ equity is mainly comprised of a net unrealized loss in the available-for-sale securities portfolio due to higher market interest rates. We repurchased 167,526 shares in the first quarter of 2024 at a cost of $2.0 million and the Bank declared its quarterly cash dividend of $0.21 per share. The Board and management continue to evaluate both capital management tools to provide the best opportunity to maximize shareholder value.

Looking Forward

President and Chief Executive Officer Chris Becker commented on the Company’s financial position: “Historically the Bank experiences seasonal deposit outflows at year-end and deposits generally build throughout the year.  While average deposits declined approximately $100 million during the first quarter, on March 31, 2024, total deposits were $55.5 million higher than on December 31, 2023. During the first quarter the Bank repriced $62.5 million of wholesale funding with a weighted average cost of 1.36% to current market rates with a weighted average cost of 4.78%. The first quarter 2024 repricing of wholesale funding represented the final tranches of wholesale funding with a significant increase in interest costs. Our retail certificates of deposit have largely repriced to market although the 2024 tranches in April and May have a weighted average cost of approximately 4% and will likely reprice higher during the second quarter of 2024.”

Mr. Becker added: “The combination of deposit stabilization since year-end 2023’s seasonal outflows and wholesale funding and retail certificates of deposit largely repriced to market rates should stabilize our margin in the coming quarter.  Improvement in the margin in second half of 2024 is dependent on an improving yield curve.”

Forward Looking Information

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934. Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe” or “anticipate”. The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements. Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in interest rates; deposit flows and the cost of funds; demand for loan products; competition; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; and other factors discussed in the “risk factors” section of the Corporation’s filings with the Securities and Exchange Commission (“SEC”). The forward-looking statements are made as of the date of this press release, and the Corporation assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

For more detailed financial information please see the Corporation’s quarterly report on Form 10-Q for the quarter ended March 31, 2024. The Form 10-Q will be available through the Bank’s website at www.fnbli.com on or about May 10, 2024, when it is anticipated to be electronically filed with the SEC. Our SEC filings are also available on the SEC’s website at www.sec.gov.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	3/31/2024	12/31/2023
	(dollars in thousands)
Assets:
Cash and cash equivalents	$106,878	$60,887
Investment securities available-for-sale, at fair value	677,112	695,877

Loans:
Commercial and industrial	123,333	116,163
Secured by real estate:
Commercial mortgages	1,922,275	1,919,714
Residential mortgages	1,148,719	1,166,887
Home equity lines	41,085	44,070
Consumer and other	1,162	1,230
	3,236,574	3,248,064
Allowance for credit losses	(28,335)	(28,992)
	3,208,239	3,219,072

Restricted stock, at cost	31,344	32,659
Bank premises and equipment, net	30,957	31,414
Right-of-use asset - operating leases	21,932	22,588
Bank-owned life insurance	114,460	114,045
Pension plan assets, net	10,634	10,740
Deferred income tax benefit	30,137	28,996
Other assets	24,006	19,622
	$4,255,699	$4,235,900
Liabilities:
Deposits:
Checking	$1,102,284	$1,133,184
Savings, NOW and money market	1,564,153	1,546,369
Time	660,070	591,433
	3,326,507	3,270,986

Overnight advances	—	70,000
Other borrowings	515,000	472,500
Operating lease liability	24,269	24,940
Accrued expenses and other liabilities	12,800	17,328
	3,878,576	3,855,754
Stockholders' Equity:
Common stock, par value $0.10 per share:
Authorized, 80,000,000 shares;
Issued and outstanding, 22,477,928 and 22,590,942 shares	2,248	2,259
Surplus	78,190	79,728
Retained earnings	355,605	355,887
	436,043	437,874
Accumulated other comprehensive loss, net of tax	(58,920)	(57,728)
	377,123	380,146
	$4,255,699	$4,235,900

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended
	3/31/2024	3/31/2023
	(dollars in thousands)
Interest and dividend income:
Loans	$33,543	$30,405
Investment securities:
Taxable	6,993	3,669
Nontaxable	960	1,945
	41,496	36,019
Interest expense:
Savings, NOW and money market deposits	10,083	5,775
Time deposits	6,977	3,069
Overnight advances	263	108
Other borrowings	6,012	3,433
	23,335	12,385
Net interest income	18,161	23,634
Credit provision for credit losses	—	(1,056)
Net interest income after credit provision for credit losses	18,161	24,690

Noninterest income:
Bank-owned life insurance	840	780
Service charges on deposit accounts	880	787
Net loss on sales of securities	—	(3,489)
Other	1,054	935
	2,774	(987)
Noninterest expense:
Salaries and employee benefits	9,974	9,765
Occupancy and equipment	3,214	3,325
Other	3,018	3,481
	16,206	16,571
Income before income taxes	4,729	7,132
Income tax expense	294	651
Net income	$4,435	$6,481

Share and Per Share Data:
Weighted Average Common Shares	22,520,568	22,493,437
Dilutive restricted stock units	73,827	86,807
	22,594,395	22,580,244

Basic EPS	$0.20	$0.29
Diluted EPS	0.20	0.29
Cash Dividends Declared per share	0.21	0.21

FINANCIAL RATIOS
(Unaudited)
ROA	0.42%	0.62%
ROE	4.72	7.09
Net Interest Margin	1.79	2.34
Dividend Payout Ratio	105.00	72.41
Efficiency Ratio	76.48	62.17

PROBLEM AND POTENTIAL PROBLEM LOANS AND ASSETS

(Unaudited)

	3/31/2024		12/31/2023
	(dollars in thousands)
Loans including modifications to borrowers experiencing financial difficulty:
Modified and performing according to their modified terms	$429		$431
Past due 30 through 89 days	292		3,086
Past due 90 days or more and still accruing	—		—
Nonaccrual	1,172		1,053
	1,893		4,570
Other real estate owned	—		—
	$1,893		$4,570

Allowance for credit losses	$28,335		$28,992
Allowance for credit losses as a percentage of total loans	0.88%		0.89%
Allowance for credit losses as a multiple of nonaccrual loans	24.2	x	27.5	x

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Three Months Ended March 31,
	2024			2023
	Average	Interest/	Average	Average	Interest/	Average
(dollars in thousands)	Balance	Dividends	Rate	Balance	Dividends	Rate
Assets:
Interest-earning bank balances	$ 55,117	$ 751	5.48%	$ 49,156	$ 547	4.51%
Investment securities:
Taxable (1)	638,857	6,242	3.91	467,444	3,122	2.67
Nontaxable (1) (2)	153,417	1,215	3.17	303,273	2,462	3.25
Loans (1) (2)	3,243,445	33,543	4.14	3,287,664	30,407	3.70
Total interest-earning assets	4,090,836	41,751	4.08	4,107,537	36,538	3.56
Allowance for credit losses	(28,947)			(31,424)
Net interest-earning assets	4,061,889			4,076,113
Cash and due from banks	31,703			31,015
Premises and equipment, net	31,257			31,782
Other assets	120,884			115,173
	$ 4,245,733			$ 4,254,083
Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$ 1,534,081	10,083	2.64	$ 1,677,634	5,775	1.40
Time deposits	643,854	6,977	4.36	507,475	3,069	2.45
Total interest-bearing deposits	2,177,935	17,060	3.15	2,185,109	8,844	1.64
Overnight advances	18,846	263	5.61	8,811	108	4.97
Other borrowings	504,258	6,012	4.80	369,867	3,433	3.76
Total interest-bearing liabilities	2,701,039	23,335	3.47	2,563,787	12,385	1.96
Checking deposits	1,126,593			1,281,991
Other liabilities	40,014			37,692
	3,867,646			3,883,470
Stockholders' equity	378,087			370,613
	$ 4,245,733			$ 4,254,083

Net interest income (2)		$ 18,416			$ 24,153
Net interest spread (2)			0.61%			1.60%
Net interest margin (2)			1.79%			2.34%

(1) The average balances of loans include nonaccrual loans. The average balances of investment securities exclude unrealized gains and losses on available-for-sale securities.

(2) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.27 for each period presented using the statutory federal income tax rate of 21%.